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U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	February 22, 2002
(August 11, 2001)
ABCI Holdings, Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)

0-13858 (Commission File No.)	86-0214815 (IRS Employer Identification No.)

4607 Park Blvd Suite C Carlsbad, Ca 92008 (Address of principal executive offices)	92121 (Zip code)

Registrant's telephone number, including area code: (760) 730-3828

Item 1. Changes in Control of Registrant

        Effective August 11, 2001, ABCI Holdings, Inc. (formerly OneClass Synergy Corp.) (the "Company") entered into an agreement and plan of merger with American Boardsports Company, Inc. ("ABC"), a privately held California corporation, whereby the Company has agreed to acquire all of the issued and outstanding shares of ABC, in exchange for issuance by the Company of previously unissued "restricted" common stock. The relevant terms of the proposed transaction required the Company to undertake a reverse split of its issued and outstanding common stock, whereby one (1) share of common stock shall be issued for every fifty (50) share presently outstanding and thereafter, issue to the ABCI shareholders and certain finders, an aggregate of up to 10,863,000 "restricted" common shares subject to certain adjustments, representing approximately 85% of the Company's then outstanding common stock, change the name of the Company to ABCI Holdings, Inc., in exchange for all of the issued and outstanding shares of ABC. The effective date of the merger was the record date of reverse stock split, August 11, 2001. A copy of the agreement is attached hereto and incorporated herein as Exhibit 10.1.

        Under the terms of the contract, the officers and directors of the Company resigned their respective positions with the Company, and have been replaced by Thomas N. Carter and Floyd Ryan, who were previously employed as management of ABC.

Item 2. Acquisition or Disposition of Assets

        None.

Item 3. Bankruptcy or Receivership

        None.

Item 4. Changes in Accountants

        Effective as of February 1, 2002, the company has engaged a new independent accountant to replace the former independent accountant because the location of the Company's principal office has changed from New Jersey to California. The name and address of the independent account is:

Maurice P. Correia
Matranga & Correia, An Accountancy Corporation
4180 La Jolla Village Drive
Suite 470
La Jolla, Ca 92037
Tele: (858) 875-1100
Fax: (858) 875-1530

Item 5. Other Events

The Company

        Some of the statements in this amended Form 8-K constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intend," "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements.

ABCI Holdings, Inc. (the "Company") is a Delaware corporation that merged with American Boardsports Company, Inc., a California corporation ("ABC"), on August 11, 2001 in order to provide the merged entity with publicly traded status. The Company currently trades its securities on the Over-The-Counter Bulletin Board under the symbol "ABCI." The Company's business plan is to design, develop, market and manufacture branded consumer products for the Action Sports Industry. The products consist of skateboards, snowboards, and wakeboards, as well as related accessories and apparel, of established and highly recognizable labels. The Company is acquiring patented technology for application in the production of snowboards and wakeboards.

With in the Action Sports Industry, ABCI Holdings, Inc. believes it has an established a foundation as an innovator and manufacturer of high quality, high performance products. The Company remains committed to building upon this foundation, continuing to delivering quality products, on time, at competitive prices, establishing customer loyalty and satisfaction through out each of its divisions.

Over the past seven years the Company has positioned its brand marketing and product distribution with in the Action Sports Industry. Moving forward, through a planned aggressive commitment to sales, marketing, industry alliances and acquisitions, the Company is focused on increasing its market position through brand exposure, targeting the current and future purchasing power of the Generations "X", "Y" and "I" demographic group of consumers.

The Company's plan is to designs\, develops, market and manufacture several models of wakeboards, snowboards, skateboards, and accessories, as well as related specialty clothing products. The Company's current product lines are established and highly recognizable labels in the Action Sports Industry, including; "Thruster Wakeboards", "Republic Skateboards", "Revelation or Rev Snowboards" "Freedom Groove Technology", Human Skateboards", "Competition Brand Urethane", and "Hardcharger Bearings."

Our Opportunity

        The "Extreme Sports" or "Action Sports" industry is an emerging and growth oriented market place. The Boardsports Industry has establishing itself as the fastest growing segment in Action Sports and the International Sporting Goods Industry. Skateboarding, with over 35 million participants worldwide, is currently growing at an average rate of 35% annually. Snowboarding, with over 5 million participants worldwide, has a current growth rate of 30% annually, and wakeboarding being the youngest of the Boardsports, with only one million participants worldwide, has seen the largest growth rate at a current average of 60% annually.

By acquiring exclusive proprietary technology and in house manufacturing capabilities of a cross section of products with in the Boardsports Industry, the Company will be positioned to immediately capitalize on these emerging and growth oriented markets, establishing the Company as an innovative leader in Action Sports.

Our Products

        The Company's plan is to design, develop, market and manufacture several models of wakeboards, snowboards, skateboards, and accessories, as well as related specialty clothing products. The product lines have already been designed and developed. When the Company completes the acquisition of its production facility, operations will be expanded into marketing and manufacturing. The Company's current product lines are established and highly recognizable labels in the Action Sports Industry, including; "Thruster Wakeboards", "Republic Skateboards", "Revelation or Rev Snowboards"

"Freedom Groove Technology", Human Skateboards", "Competition Brand Urethane", and "Hardcharger Bearings."

Our Strategy

  •
  Offering products for all seasons.

  •
  Capitalizing on Thruster Wakeboards being the oldest wakeboard brand (currently the 3rd fastest growing sport.)

  •
  Offering a Patented performance Technology solution for rental and demo markets.

  •
  Licensing of our Patented Technology to other companies.

  •
  Licensing of our Brands to other companies (clothing etc).

  •
  Licensing other Branded Marks on ABCI Holdings Products.

  •
  OEM Manufacturing.

  •
  Web enabling the Company to increase efficiency, productivity and visibility.

  •
  Deploying 7distribution.com a web-based distribution company with e-commerce solution and offering our products to Manufactures and consumers, increasing our growth, margins and profitability.

Industry background

        Whether it's surfing the waves along the coast, skateboarding all terrain or parks, snowboarding in the mountains or wakeboarding on fresh or salt waters, California is where it all started and continues to be the center of the Action-Sports Industry. There are appealing characteristics attributed to the California lifestyle associated with these sports. These distinct characteristics are the essence of the Action Sports Retail Industry and have been recognized as unique in comparison to traditional team sports. Unlike traditional sports, Action Sports offers the "X", "Y" and "I" demographic group a lifestyle more suited to their unique qualities and needs including a way to creatively express themselves. The Company believes that its target demographic group has been under-served historically, because of the high concentration of money being spent within the Traditional Sports Market. The Action Sports Retail Industry has supported these individuals to allow many of them to build professional careers as riders, designers, producers and business owners. That is why there is so much said about the roots and respect needed to reach this market group. This group recognizes businesses or individuals that have supported and have a genuine a passion for the sports themselves as opposed to one just trying to capitalize on them. Word-of-mouth spreads quickly within this industry, and consumers listen and buy what professional riders endorse. This attitude was witnessed when Snowboarding was introduced as an Olympic Event and the "Ski Industry people" were given the authority to govern the event as opposed to the "Snowboard Industry people". This demographic group and Industry is sophisticated, ethical, diverse, and tech-savvy and thinks highly of reputation, technology, respect and quality. The Company believes that the Action Sports Retail Industry is still evolving and will continue to benefit, as the next generation will follow this one. Currently Action sports are the fastest growing of all sports in the world today. Snowboarding is first Skateboarding is second and Wakeboarding is third respectively. This was according to the 14th annual Superstudy® of Sports Participation, conducted in January 2001 by American Sports Data, Inc. of 14,772 Americans nationwide.

Action Sports Market

        The Company believes that the Action Sports lifestyle appeals to the majority of the generations "X," "Y" and "I" demographic group. The ratio of participants is estimated to be about 60% male and 40% female and are between the ages 8 to 35. Marketing strategies will compliment the philosophies embodied by this demographic group. These characteristics include; individualism, social awareness, ethnic diversity, and technologically savvy. The key to marketing to this highly astute demographic group is your roots and respect.

  •
  "Gen X" -The group represents over 78 Million in the U.S with an aggregate income of 1.2 Trillion dollars, or spending power of 600 Billion dollars.

  •
  "Gen Y" -Today there is nearly 22 million teen males in the U.S influencing $246 Billion in household spending.

  •
  "Gen I" -Young people already wield significant influence as consumers, ages 8-14—alone account for more than $14 billion in annual spending.

        The most recent and widely respected sports participation data in the US was just released in May 2001 and it shows that skateboarding was the second fastest growing sport in terms of participation, surpassed only be it's close "sister sport" snowboarding. Also, note the relevance that the 3 top growth sports (among all sports) were ABCI Holdings, Inc.'s (Echo Manufacturing) board sports—snow, wake, and skate. Further more, Transworld Skateboarding Business recently released results from its annual retailer survey. The 2000 survey shows skateboarding sales were up 27.25% Vs 1999.

        As Snowboarding was introduced as an Olympic Event at the 1998 Winter Olympics in Nagano, Japan, the sport has received validation and global acknowledgement from the International Sporting Goods Industry. Snowboarding has seen overwhelming growth and exposure to the sport and continues to be an emerging market in the Action Sports Industry, through increased interest from first time participants and the introduction of the cross over Skier market.

        Through television, print, radio, and e-based marketing, Wakeboarding has also received a great deal of international exposure. With the support of an established International Wakeboarding Tour, the sport has evolved and has been recognized as the fastest growing sector in the Action Sports Industry, showing 60% market growth in the past decade. Behind the growth curve of approximately 5 to 8 years, it has been forecasted that wakeboarding will continue to mirror the evolutionary growth of the current Snowboard market, as more than 40% of all retail snowboard shops internationally are also wakeboard dealers.

        Since 1997 there has been an emergence of advertisements containing Action Sports on television from companies trying to reach the current and future purchasing power of the "X", "Y" and "I" demographic group.

        Broadcast International Group (B.I.G.) builds on T.V Plans with Fox Sports Net Deal programming targets 68 million households. The programming will cover all core sports: skateboarding, surfing, wakeboarding, snowboarding, BMX and freestyle motocross. Disney, ESPN X-games, NBC, Gravity Games, Dreamworks SKG, MTV Sports and several soft drink companies have participated in the Action Sports Retail Industry to reach our demographic. There are several video games that feature Action Sports such as 1080 Snowboarding by Nintendo, 2Xtreme and X-games Pro Boarder by Sony PlayStation, Top Skater by Sega and Extreme Winter sports by Head games publishing. Even the United States Post Office has recognized the significance of this demographic group selling a collection of "Extreme Sports Stamps". There are automobile companies that have named vehicles after this group such as the "Xterra" by Nissan.

E-Commerce

        The Company believes that as the fragmented emerging market continues to grow, it will divide into specific niches. In addition, the Company believes that "side-stance"(surf, skate, snow, wake) sports will stay together and companies that are trying to capitalize on the Extreme market, as a whole will have a difficult time. Consumers will buy from specialty e-tailors that cater to their specific needs. Due to this, the Company is targeting those consumers that have the need to surf, skateboard, snowboard or wakeboard. These Action Sports have crossover participants and the Company believes it will be able to further brand each of the product lines providing a community or an online hangout.

        Currently, online sports content and news sites rank among the most popular on the Internet. Furthermore, online sporting goods retailing promises significant benefits for manufacturers because consumer preference information is efficiently captured and utilized using cutting edge collaborative filtering techniques.

        An eye-popping 40 percent of the population over the age of 16, report they use the Web, according to the 1999 Commerce Net/Nielsen Media Research study. The report also shows growth in e-commerce: 55 million surfers shop online and more than half of them are buying.

        Generations "X," "Y" and "I" represent an attractive demographic groups for online advertisers and merchandisers. Generation "I", ages 8-29 are those who have grown up using the Internet.

        There is strong evidence that this market is still growing rapidly and products are increasingly being purchased online. Financial service and consumer related industries such as high-end retail, banking, securities, health, travel and real estate are attempting to capitalize on expanding Internet sales by shifting toward the transaction of "B2B" and "B2C" services directly on the Internet.

        According to a Reader survey conducted by Transworld Media in 2001, 90% of all Snowboarders use the Internet and 53% say they buy goods online.

        In the next three years it is estimated that the company will produce and distribute more that One Hundred and Seventeen Thousand (117,000) Snowboard and Wakeboard units, and more than Two Hundred and Twenty Thousand (220,000) Skateboard units. The market value for these products with an average per unit wholesale price of One Hundred and Seventy Five Dollars ($175) and Twenty Four Dollars ($24) respectively, the volume will generate approximately Twenty Six Million Dollars ($26,000,000) in revenue for the company over this term. This volume translates into approximately 5% of the current overall market share in the Action Sports Industry.

Strategy

  •
  Offering product for all seasons.

  •
  Offering a Patented performance technology solution for rental markets.

  •
  Licensing of our Patented technology.

  •
  Licensing of our brands to other companies.

  •
  Licensing other branded marks on American Board Sports products.

  •
  OEM Manufacturing.

  •
  Web enabling the Company to increase efficiency, productivity and visibility.

  •
  Developing a web-based e-commerce solution and offering our products to consumers, increasing our growth, margins and profitability.

  •
  Providing products for a better riding experience

Sales & Marketing

        The Company has received media coverage through the years. It plans to continue a focus on branding its products world wide with riders, advertising campaigns, action videos, tradeshows, web sites, and industry events. The Company has sponsored professional and amateur team riders that represent each of its brands. The riders compete in regional, national and international events, contests and demonstrations. These events are covered by media and trade publications. By attending theses events the Company's riders and products receive free coverage that provides the Company with great branding exposure.

        In addition, the Company has sponsored contest and events, allowing the opportunity to expose the riders, showcase its products and signage. The Company has produced team rider videos and industry videos featuring its riders. The Company also plans to place advertisements in popular trade publications, promoting its brands and riders.

        The Company also intends to establish international distributors take riders on tours through their respective countries, extending global branding exposure and rider recognition.

        In addition, the Company has been represented at major national and international trade shows including the ISPO World Trade Show in Munich, Germany, the ASR Action Sports Retailer Show in San Diego, California, the SIA Ski Industries of America Show in Las Vegas, Nevada and the Surf and Water Ski Exp., in Florida.

        The Company has web sites located at: http://www.americanboards.com, http://www.revsnow.com, http://www.republicskateboards.com, http://www.thrusterwake.com, http://www.7distribution.com http://www.humanskateboards.com, http://www.echomanufacturing.com. The Company is developing a comprehensive web site marketing campaign containing a Company wide Extranet and Intranet offering its brands from manufacturing to consumers through "7distribution" which will further increase the Company's margins and profitability. The Intranet and Extranet will offer intuitive and streamlined efficiencies.

Technology

        The company is in the process of acquiring the "Freedom Groove Technology." This technology was researched, designed, developed and patented by 4117 Investments Ltd. in 1993. The track material was developed in cooperation with the engineering department of "Dupont" in the U.S.A. As the Freedom Groove Technology is used in both our Snowboard and Wakeboard production, the high strength polymer material that we had developed is designed for increased strength and performance for all the elements, from the freezing cold of the winter to the heat of the summer.

        The 6mm T-nuts (Inserts) that slide inside the track are custom designed and are exclusively produced for us for the Freedom Groove Technology. The inserts are made of hardened steel with a protective coating that is baked into the steel at a very high temperature; with a coating rating that will withstand over 1500 hours of direct salt spray.

        REV Snowboards is currently the only collection crafted with the revolutionary Freedom Groove Technology, providing the solution that adjusts to your style giving you the best stance possible. Since 1994, this innovative technology has been tested and proven making the snowboards unique and technically superior to competitors. In 1999, the Freedom Groove Technology has been introduced to the Wakeboard Industry by Thruster Wakeboards.

        The technology will be able to increase efficiency in demo shops and rental markets by saving a significant amount of time in the set up process. The Freedom Groove Technology also provides a solution for customer service by eliminating the replacement of boards with blown out inserts. The rider doesn't have to go through the hassles or wait for a replacement board; he/she can easily fix the problem themselves just by replacing the Freedom Groove insert. The Company plans to continue to brand REV snowboards as the industry leader in technology and performance. The Company plans to offer the proprietary technology through licensing programs.

Online Technology

        The Company has developed dynamic web sites and is in the process of developing a comprehensive online marketing campaign. A Company wide "Extranet" will provide a solution for retailers and distributors by offering an intuitive and efficient streamlined process. A Company "Intranet" will provide a more effective communication solution for employees, riders and consultants. By creating an e-commerce model, the Company will increase its margins and profitability by distributing products directly to the consumers.

        The Company will be utilizing 4Dmultimedia.com for the implementation and development of its Multimedia and Internet Technologies. 4Dmultimedia.com is a Brand and Technology Convergence Company specializing in Internet and Multimedia technology.

Distribution

        The Company will utilize a distribution network called "7distribution." and has OEM and licensing programs. The Company will establish a global distribution network called 7distribution for the sale of action sports consumer products. The United States is currently divided into three regions: the Midwest and East Coast region, the mountain region and the western region. Within each region, the Company will retain independent manufacturers' representatives who generally have geographic exclusivity within their market area. To maintain this exclusivity, the representatives must satisfy certain performance standards contained in agreements with the Company. The Company has also designated a regional coordinator to monitor all sales, marketing and promotional efforts within each region.

        The Company will have the capacity to ship products to five continents and sees enormous growth potential in the International market place. The Company will enter into a direct relationship with its international distributors, who will be responsible for all sales and distribution of the Company's products within a given exclusive geographic area. As with the regional manufacturer's representatives, these distributors must satisfy certain performance standards in order to maintain their geographic exclusivity. Some of the international Distributors are Alive and Kicking Belgium, Beatnuts Germany, Room 47 Chile, Blank Hungary, Bizon Korea, C & P Japan, Mumbo Jumbo Puerto Rico, CDB Spain, Extreme skate Mexico, D.F., Five Forty Singapore, Force Industries Australia, John Doe AG Switzerland, MMK (export to Japan) Ca, Rax Ca, Skateboarding Co. Taiwan R.O.C., Sparke shop Netherlands, TNT Diffusion France, TDG Germany, Northern Ski Center England, House Original dist. B.C. Mexico, JSP Japan, Dynatech Canada, and Ultimate Canada. The Company aims to have its core brand label products distributed through specialty shops to maintain a high quality, no discount perception of the products. Licensing enables products to be sold mass-market at large chain stores under different brand names.

Competition

        There are currently several major competitors in the skateboarding, wakeboarding and snowboarding industries. With respect to skateboards, management believes its primary competitors are Birdhouse and Tumeyeto. With respect to wakeboards, management believes its primary competitors are H.O. Sports, EOS and Double Up. With respect to snowboards, management believes its primary competitors are Burton, Sims, Ride and Forum. There are, of course, several other competitors in the industry; but Management believes the foregoing companies represent its stiffest competition.

        The Company's business model has a superior infrastructure, manufacturing in own products for all seasons and terrain, ensuring delivery while maintaining top quality and the best customer service.

The company also has proprietary technology and patents on technology that management believes will become the industry standards. Management has extensive knowledge, experience along with a broad public network of support and alliances that ensure the Company's success.

Manufacturing

        The Company intends to acquire a fifteen thousand (15,000) square foot manufacturing facility located in Vancouver, British Columbia, Canada. The facility is currently capable of producing 50,000 to 100,000 snowboards and Wakeboards annually.

        Established in 1993, the production facility has built a solid foundation and has been recognized as one of the highest quality, highest performance and innovate production facilities in the industry and is committed to continuing to building upon that foundation well into the future.

        All products are designed and engineered in-house using CAD (Computer Aided Design) and CAM (Computer Aided Manufacturing), with a CNC controlled environment to ensure the highest level of quality and consistency through out the entire production process.

        The facility is equipped with state of the art custom designed presses, molding equipment and machinery. Only the highest standard of quality goes into the tooling of all our molds, allowing for consistent and precision manufacturing.

        We are committed to contributing to effective and efficient production methods, continuously streamlining the manufacturing processes to ensure continued quality and competitive market value of our product worldwide. As well, our continued focus of unparalleled performance and technological innovations will enable our facility to continue to be the premiere Boardsports manufacturer in the Action Sports Retail Industry.

Principal Products

Thruster Wakeboards

        Thomas Carter founded and established Thruster, in 1987. Pioneering the first wakeboard, Mr. Carter used his expertise and knowledge as rider of surfing, skateboarding, and snowboarding to design the first neutrally buoyant quality high-performance wakeboard. This invention allowed the sport to be learned easily and quickly. Mr. Carter's commitment to manufacturing the best wakeboards was carried over, as he directed the research, development and testing of the Thruster Wakeboards product line. This has included extensive testing and input from top professional riders over the years. The unique innovative technologies and ultra-durable construction of Thruster wakeboards has positioned the Company in the forefront of the wakeboard industry.

        Thruster Wakeboards offers a variety of models for all levels of riding and a selection of graphics targeting specific markets. Thruster also produces a complete line of wakeboard bindings, accessories, clothing and videos. Thruster Wakeboards has a team of top name professionals riding this year including, Steve Wahlman, Igor Reoutt, Johnny King, Mike Rogers, Pat Panakos, Stephan Kaplan. Also part of the tea are some of the greatest amateur riders such as National Champion Taylor Alley, Chase Alley, Tosh Ceniceros, Steve Titzman, and Bobby Starky. Professional riders, Steve Wahlman and Thomas Carter are working together to manage the Wakeboarding division.

        The Steve Wahlman pro-model, that Steve will be riding this year is a tri-fin molded board. This freestyle board is designed to ride more like a snowboard. The shape and the molded fins differ from other boards, by teaching you how to ride properly, progressively getting maximum pop. The pickle fork tip and tail helps sink the molded- fins to make it track better than traditional fins and also, allows the rider the freedom to experiment by spinning off the wake early like you would on a snowboard hit. The board is wide, has a whole lot of pop and allows stable landings. This board allows you to get the full potential of the wake by forcing you to edge all the way up the wake. It makes you ride with style, big huge airs all the way into the flats. It is meant for very responsive riders and is designed for progressive riding. This board is designed with the revolutionary patented "Freedom Groove Technology tm" binding mount system. It enables the rider to achieve the perfect stance, has four times the pull strength of a traditional insert, and is doubled under each binding on the board creating a wide bolt pattern that keeps the binding plate from producing unwanted heel lift flexing. There are two new board graphics available, Wahlman Ride and the Wahlman Wahlmart. Igor's signature model also includes the tri-fin molded design. The new "Igor 145" is a board designed by Igor and Josh and shaped by Stretch. Keeping true to the name "Thruster" the board is a molded tri-fin. We designed this board to flow in and out of big deep bottom turns. Carving is important to us as well as butter slides and lip tricks are, so the fin molding and placement was done so that the board will break free and slide. The board has a progressive rocker that increases a bit in the tip and tail to get you to boost up and not out. The goal was to make a board that lands tranny to tranny every time. A variable edge let's the board bite into the water for those soul carves, but releases the board quick and easy off the lip, giving you better hang time and less drag off the wake. The boards is 16.5" wide, just enough to make the board quick and responsive and also give the board soft landings.

        All Thruster bases are produced from a UHMW hardened, anti-scratch, lightweight, permacolor, and sublimation material. The Cores are produced from a high compression lightweight composite material. The fiberglass configuration consists of a custom tri-directional weave for over all strength, performance and pop. As well, the tri-glass is designed for vibration dampening and torsional rigidity characteristics. We also "Perimeter Weight" the boards with additional strategic fiberglass configurations, custom designed for increased edge power and spinning ability. Perimeter "Glass Wrapped" edges, tips and tails, as well as custom glass reinforcement over the Freedom Groove areas of the boards, are the final ingredients that the Company believes makes Thruster the most innovative, high performance, high quality wakeboard on the planet. The board's feature flexes values, rocker to radius ratios, bottom channel designs and lightweight composite construction.

        Thruster Wakeboards is involved in various wakeboard camps and participates in demonstrations, contests, action sports retail trade shows and boat tradeshows throughout the United States and abroad.

Republic Skateboards

        Former professional skater Tony "Ozzy" Alvarez founded Republic Skateboards in 1997. Ozzy develops and manages a team that currently includes, pro skateboarders, Paul Zitzer, Rickie Dixon, Eric Ricks, Marcelle Johnson and Gabe Ryan. The team represents and promotes Republic Skateboards at various demonstrations and competes in domestic and international competitions such as the ESPN's X-Games and Gravity games. Republic Skateboards products include eight models of skateboards, wheels, hardware, accessories, clothing, and videos. Republic Skateboards are positioned as the professional quality, high-end skateboard of choice. The Company has a vertical half pipe and street course with mini ramps and fun boxes for the team and new rider development. In addition, the Company bought a 15 passenger van which has already been used by Republic Skateboards for a 45 day tour across the US and Canada. During the tour the team did demonstrations for over 50 shops and got everything on film for an upcoming Republic video.

Human Skateboards

        Founded in 1993, Andy Macdonald, Thomas Carter and Ozzy Alverez set out to build a world-class skateboard company. During the last eight years, Human Skateboards has gained popularity worldwide. The Human Skateboards brand name and distinctive Logo are recognized as a sign of quality and innovation across all three sideways stance Boardsports. The Human Skateboards product line includes skate decks, clothing and related accessories. The Human Skateboards logo has been branded in the wakeboard market, and will be offered as a licensed trademark.

Competition Brand Urethane

        "Competition Brand Urethane" is a premiere Skateboard Wheel brand. Legendary skateboarder Natas Kaupas, two top professional skateboarders Gershon Mosley and Paul Zitzer, and up and coming pros Danny Garcia and Scott Waters are some of the riders that endorse the product. The Wheels are made from the best urethane and they are believed by the Company to be the fastest wheels available on the market. The Wheels have a variety of different graphics and sizes to accommodate the market.

Revelation or REV Snowboards

        REV is dedicated to creating the best snowboard experience in the world, designed to enhance the quality of riding. REV is establishing a foundation within the industry as a leader and innovator in snowboard design by building product of unparalleled on-snow performance and construction quality. The Company's strategy is to differentiate its product from the multitude of snowboards in the industry by primarily focusing on research and development technology and graphics that are timeless. The Company supports this goal through an aggressive and creative advertising campaign in the leading international industry print ad publications, together with major sponsorship and presence in prominent annual snowboard video productions. REV Snowboards introduced its online presence last year showcasing the 99/2000 product line and team riders (http://www.revsnow.com). Eldon Hargraves is the division manager at REV and the team riders this season are Jesse Goldstein, Josh Hannum, Sean Genovese, Anthony Meggait, Brian Elrod, David Short and Chris Bradshaw. Floyd and Daryl Ryan founded Revelation Snowboards (REV Snowboards) in 1992, by developing a high performance snowboard design and snowboard production facility. The Company acquired the facility and its assets in January of 1998. Floyd and Daryl Ryan continue to manage the manufacturing facility ensuring and maintaining the highest quality of products.

Item 6. Resignation & Appointment of Directors

        The Company's former directors resigned at the time of the merger of the California corporation with the Delaware corporation. The Company has appointed a new Director for the Board of Directors who will serve until the Company's next annual meeting of shareholders, Thomas Carter, one of the founders of ABCI. He will work to develop new business opportunities, strategic alliances, and implement mergers and acquisitions. Mr. Carter plans to develop and establish polices and objectives for the business in accordance with the board of directors and Company charter. He will assist in the direction and coordination of financial programs to provide funding for new and continuing operations in order to maximize return on investment and increase productivity and profitability.

        With over twenty years of experience in the action sports and corporate multimedia industries, Mr. Carter has licensed products with companies such as Yahoo, Dreamworks SKG, Sega, Hang Ten and Nokia. Mr. Carter founded Netrom Inc., a multimedia, software development firm and published the first action sports CD-ROM periodical and Internet CD ROM magazine called "Digital Action".

        Mr. Carter founded 4Dmultimedia Inc., a Brand and Technology Convergence Company and BRDZtm. Interactive, Inc., an Internet destination for the Action Sports community. BRDZtm. offers compelling content and consumer products offline and online with e-commerce solutions for B2B and B2C. Recently, he started 4Dcard Inc., a multimedia software marketing company that offers a proprietary relational database technology and dynamic graphic user interfaces.4Dcard Inc.

        Mr. Carter grew up on the coast in Santa Cruz, California where he started skateboarding and surfing in the early 70's. He was an avid snowboarder and pioneered the first neutrally buoyant Thruster Wakeboard. Mr. Carter founded Thruster Wakeboards in 1988.

Item 7. Financial Statements Pro Forma Financial & Exhibits

        Financial Statements—FYE JUNE 30, 2001, 2000 and 1999(audited)

        Consolidated Financial Statements as of March 31, 2000 (unaudited)

        Exhibits

      10.1        Agreement and Plan of Merger (previously filed)

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABCI HOLDINGS, INC.
By:	/s/ FLOYD RYAN Floyd Ryan, President

Dated: February 22, 2002

ACCOUNTANTS' COMPILATION REPORT

To the Board of Directors
ABCI Holding, Inc.
San Diego, California

We have compiled the accompanying consolidated proforma balance sheets of ABCI Holding, Inc (a Delaware Corporation) as of June 30, 2000 and the related consolidated statements of operations and consolidated cash flows for the fiscal year then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures required by the generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the company's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.

Certain conditions indicate that the Company may be unable to continue as a going-concern. The accompanying financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as going-concern.

Matranga & Correia

February 15, 2001
La Jolla, California

ABCI HOLDING, INC.

CONSOLIDATED PROFORMA BALANCE SHEETS

June 30	2001	2000
Assets
Current assets
Cash	$112
Accounts receivable, net	35,351
Demand loans receivable	22,228

Total current assets	57,691	0

Property and equipment, net	29,677

Other assets
Intangible assets, net	123,000

Total other assets	123,000	0

Total Assets	$210,368	$—

Liabilities and stockholders' equity (deficit)
Current liabilities
Bank overdraft	$—
Accounts payable	577,781
Accrued liabilities	60,489
Accrued royalties	50,000
Payroll tax and taxes withheld	96,078
Reserve for warranty	1,323
Convertible debentures	1,715,764
Notes payable	334,846
Note payable — shareholder	93,473
Note payable — former affiliate	70,000
Payable under service agreement	202,712
Demand notes payable	270,558

Total current liabilities	3,473,024	0

Long-term liabilities
Notes payable, net of current portion	8,015

Stockholders' equity (deficit)
Common stock — 20,000,000 no par shares authorized; 4,896,842 and 17,826,831 shares issued and outstanding at June 30, 1999 and 1998 respectively	6,719
Unrealized gains on marketable securities	1,442,367
Accumulated deficit	(4,719,757)

Total stockholders' equity (deficit)	(3,270,671)	0

Total liabilities and stockholders' equity (deficit)	$210,368	$—

See accountants' compilation report.

ABCI HOLDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended June 30,	2001	2000
Revenue	$44,970
Cost of goods sold	90,131

Gross profit	(45,161)	0

Expenses
General operating	760,204
Office occupancy	40,896
Product development	2,116
Promotion and advertising	197,099

Total expense	1,000,315	0

(Loss) before extraordinary items	(1,045,476)	0
Discontinued operations
Income (loss) from divested operations	(240,636)
Gain (loss) from disposal of divested operations	(539,042)

Total discontinued operations	(779,678)

Loss from operations	(1,825,154)
Other income and (expense)
Other income	1,422
Interest expense	(185,060)
Other expense	(604,956)

Total other income and expense	(788,594)	0

Net loss	$(2,613,748)	$—

See accountants' compilation report.

ABCI HOLDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30,	2001	2000
Cash Flows from Operating Activities
Net loss	$(2,613,748)	$—
Adjustments to reconcile net income to cash flows from operating activities
Depreciation	56,271
Amortization of intangibles	(3,960)
Income (loss) from divested operations	240,636
Gain (loss) from disposal of divested operations	539,042
(Increase) decrease in:
Inventory	91,665
Accounts receivable	11,070
Prepaid expenses	6,953
Increase (decrease) in:
Accounts payable	292,935
Customer deposits	(39,076)
Payable under service agreement	136,065
Accrued payroll liability	(34,934)
Payroll tax and taxes withheld	(13,600)
Accrued taxes	(22,450)

Cash used by operating activities	(1,353,131)	0

Cash Flows from Investing Activities
Loans receivable	189,221

Cash provided by investing activities	189,221	0

Cash Flows from Financing Activities
Proceeds from convertible debentures	1,070,131
Net change of bank overdraft	(9,425)
Net loans	14,836
Demand notes payable	25,000
Stock redemption	(38,456)
Stockholder loan	14,300

Cash provided from financing activities	1,076,386	0

Effect of exchange rate on changes in cash	0

Net change in cash	(87,524)	0
Cash at beginning of the year	87,636

Cash at end of the year	$112	$—

See accountants' compilation report.

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
American Boardsports Company, Inc.
San Diego, California

We have audited the accompanying balance sheets of American Boardsports Company, Inc. as of June 30, 2001, 2000 and 1999, and the related statements of income, shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of American Boardsports Company, Inc. as of June 30, 2001, 2000 and 1999, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the financial statements, the Company has incurred significant losses and its current liabilities exceed its current assets. Management's plans regarding those matters also are described in Note 13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Matranga & Correia

La Jolla, California
February 13, 2002

AMERICAN BOARDSPORTS COMPANY, INC.

BALANCE SHEET

JUNE 30, 2001, 2000 AND 1999

	2001	2000	1999
ASSETS
Current Assets
Cash	$112	$0	$466
Accounts receivable, net	35,351	22,316	55,997
Prepaid expenses	0	3,958	20,000
Inventory	0	0	43,117
Demand loans receivable	22,228	211,449	420

Total Current Assets	57,691	237,723	120,000

Property and equipment, net	29,677	172,033	194,175

Other Assets
Intangible assets, net	0	1,899	2,999

Total Other Assets	0	1,899	2,999

Total Assets	$87,368	$411,655	$317,174

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities
Bank overdraft	$0	$9,424	$154,302
Accounts payable	305,704	226,974	124,609
Accrued liabilities	60,489	60,489	60,481
Accrued royalties	50,000	50,000	45,000
Accrued payroll liability	0	34,934	16,953
Payroll tax and taxes withheld	96,078	109,678	4,568
Reserve for warranty	1,323	1,323	1,323
Demand notes	270,558	276,265	378,710
Convertible debentures	1,540,764	549,914	27,192
Current portion, note payable	182,546	167,710	120,522

Total Current Liabilities	2,507,462	1,486,711	933,660

Long-term Liabilities
Notes payable, net of current portion	8,015	8,015	52,553

Total Liabilities	2,515,477	1,494,726	986,213

Shareholders' Deficit
Common stock — 20,000,000 no par shares authorized; 4,949,626, 4,949,626, and 4,465,526 and issued and outstanding at June 30, 2001, 2000 and1999, respectively	13,391,775	13,430,231	13,024,166
Accumulated deficit	(15,819,884)	(14,513,302)	(13,693,205)

Total Shareholders' Deficit	(2,428,109)	(1,083,071)	(669,039)

Total Liabilities and Shareholders' Deficit	$87,368	$411,655	$317,174

AMERICAN BOARDSPORTS COMPANY, INC.

STATEMENTS OF OPERATIONS

JUNE 30, 2001, 2000, AND 1999

	2001	2000	1999
Revenue	$44,970	$277,154	$257,612
Cost of goods sold	90,131	137,146	66,462

Gross Profit (Loss)	(45,161)	140,008	191,150

Expenses
General operating	267,041	749,803	1,870,325
Office occupancy	40,896	59,801	72,529
Product development	2,116	(1,984)	17,663
Promotion and advertising	197,099	198,324	310,368

Total Expense	507,152	1,005,944	2,270,885

(Loss) from Operations	(552,313)	(865,936)	(2,079,735)
Other income and (expense)
Other income	1,422	210,693	30,320
Other expenses
Interest expense	(150,735)	(26,400)	(53,872)
Loss on disposal of subsidiary	(382,835)	0	(1,107,502)
Realized loss on investment	0	(14,995)	(156,428)
Loss on lease abandonment	(23,017)	0	0
Other expense	(199,104)	(123,459)	(55,027)

Total Other Income and (Expense)	(754,269)	45,839	(1,342,509)

Net (Loss)	$(1,306,582)	$(820,097)	$(3,422,244)

See accompanying notes and auditor's report.

AMERICAN BOARDSPORTS COMPANY, INC.

STATEMENTS OF SHAREHOLDERS' DEFICIT

JUNE 30, 2001, 2000 AND 1999

	Shares	Common Stock	Accumulated Deficit and Unrealized Gains & Losses	Total
Balance at June 30, 1998	17,826,831	$10,482,329	$(10,270,961)	$211,368
Activity for year ended June 30, 1999:
Net loss			(3,422,244)	(3,422,244)
Reverse stock splits	(16,309,854)
Issuance of stock for cash	205,000	205,000		205,000
Issuance of stock for debentures	1,722,166	1,722,166		1,722,166
Issuance of stock for services	1,021,383	1,021,383		1,021,383
Syndication costs		(406,712)		(406,712)

Balance at June 30, 1999	4,465,526	13,024,166	(13,693,205)	(669,039)
Activity for year ended June 30, 2000:
Net loss			(820,097)	(820,097)
Issuance of stock for cash	405,500	405,500		405,500
Issuance of stock for services	78,600	78,600		78,600
Syndication costs		(78,035)		(78,035)

Balance at June 30, 2000	4,949,626	$13,430,231	$(14,513,302)	$(1,083,071)
Activity for year ended June 30, 2001:
Net loss			(1,306,582)	(1,306,582)
Syndication costs		(38,456)		(38,456)

Balance at June 30, 2001	4,949,626	$13,391,775	$(15,819,884)	$(2,428,109)

See accompanying notes and auditor's report.

AMERICAN BOARDSPORTS COMPANY, INC.

STATEMENTS OF CASH FLOWS

JUNE 30, 2001, 2000, AND 1999

	2001	2000	1999
Cash Flows from Operating Activities:
Net (loss)	$(1,306,582)	$(820,097)	$(3,422,244)
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation	32,368	49,151	70,923
Amortization of intangibles	1,899	1,100	1,100
Expenses paid with issuance of stock	0	0	0
Loss on dispositions	0	0	0
Loss on license	0	0	0
(Gain) loss from disposal of worthless investment	0	0	214,559
(Increase) decrease in:
Inventory	0	43,117	74,200
Accounts receivable	(13,035)	33,681	(42,489)
Prepaid expenses	3,958	16,042	(9,250)
Deposits	0	0	5,000
Increase (decrease) in:
Accounts payable	78,730	102,365	(35,105)
Accrued liabilities	0	8	50,017
Accrued royalties	0	5,000	(27,500)
Accrued payroll liability	(34,934)	17,981	(2,004)
Payroll tax and taxes withheld	(13,600)	105,110	(4,782)
Reserve for warranty	0	0	0

Cash (used) by operating activities	(1,251,196)	(446,542)	(3,127,575)

Cash Flows from Investing Activities
Purchase of property and equipment		0	(73,442)
Proceeds from sale of shares in affiliated company		0	0
Cash balance from subsidiary purchased		0	0
Loans receivable	189,221	(211,029)	18,917
Purchase of real estate	0	0	0

Cash provided by investing activities	$189,221	$(211,029)	$(54,525)

Cash Flows from Financing Activities
Proceeds from convertible debentures	$1,070,131	$496,278	$2,723,052
Net change of bank overdraft	(9,424)	(144,878)	125,744
Net loans	14,836	2,650	(212,562)
Demand notes payable	25,000	(102,445)	293,123
Syndication costs paid	(38,456)	0	0
Proceeds from sale of stock	0	405,500	205,000

Cash provided from financing activities	1,062,087	657,105	3,134,357

Net change in cash	112	(466)	(47,743)
Cash at beginning of year	0	466	48,209

Cash at end of year	$112	$0	$466

Supplemental non-cash investing and financing activities
Common stock issued in exchange for:
Convertible debentures	0	0	1,772,166
Syndication costs, net	0	565	614,671
Supplemental Information
Interest paid	$19,032	15,358	$48,120
Taxes paid	$850	0	$800

See accompanying notes and auditor's report.

AMERICAN BOARDSPORTS COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2001, 2000 AND 1999

NOTE 1—ORGANIZATION AND OPERATIONS

Organization

        American Boardsports Company, Inc. (ABCI or Company) was incorporated in the State of California on February 25, 1993. Until January 1998, the Company was named Innovative Marketing Ventures, Inc.

Operations

        The Company designs, manufactures and wholesales skateboards, wakeboards, snowboards and related clothing primarily to specialty retail outlets in the United States and in thirteen foreign countries. The Company manufactures and/or assembles its products from components acquired from suppliers in North America. Products are marketed with the Company's own trade names, such as "Thruster," "Revelation," and "Human."

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents consist of demand deposit accounts only.

Inventory

        Inventory is valued using First-In, First-Out (FIFO), lower of cost or market method.

Property and Equipment

        Property and equipment is stated at cost. Depreciation and amortization is computed using the straight-line method over estimated useful lives of the assets ranging from three to seven years.

Intangible Assets

        Intangible assets are recorded at cost and amortized over their estimated useful lives using the straight-line method. Each asset is continually evaluated by management to determine if its carrying value will be realized based upon the estimated discounted cash flow expected from the asset. Additional amortization is recognized in the period a decline in value is identified.

Income Taxes

        The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109. Deferred income taxes are provided for timing differences between financial statements and income tax reporting. The Company's temporary differences are primarily due to minor differences in depreciation methods.

NOTE 3—ACQUISITION OF 4117 INVESTMENTS, LTD.

        In October 1998, ABCI acquired 100 percent of the stock of 4117 Investments, Ltd., a Canadian corporation, in a transaction accounted for as a purchase. ABCI issued 400,000 shares of its common stock valued at $1 per share and a $400,000 note payable due in monthly installments of $10,000 and bearing interest at 10 percent per annum. 4117 Investments, Ltd. owns a manufacturing facility in Surrey, British Columbia, Canada, and has developed the Freedom Groove Technology for snowboards. The equipment, inventory and stock of the subsidiary were pledged as collateral in connection with the acquisition. Subsequent to acquisition, ABCI was in default in payment of part of the purchase price when alleged due. Upon default, 4117 Investments, Ltd.'s assets were held in receivership to satisfy claims of creditors and investors. In 2001, ABCI counter-offered to redeem the manufacturing facility in Surrey, British Columbia, Canada. However, the transaction failed to materialize. Due to the lost of the 4117 Investments, Ltd.'s assets, management elected to write off investment in subsidiary during the fiscal year ended June 30, 1999.

NOTE 4—INVENTORY

        Inventory was comprised of the following at June 30:

	2001	2000	1999
Raw material	$0	$0	$0
Finished goods	0	0	43,117

Total	$0	$0	$43,117

NOTE 5—PROPERTY AND EQUIPMENT

        Property and equipment are comprised of the following at June 30:

	2001	2000	1999
Promotional vehicles and equipment	$51,545	$51,545	$87,792
Office furniture and equipment	183,076	197,076	197,076
Manufacturing equipment	32,599	43,766	43,766
Leasehold improvements	0	112,694	112,694

Total Cost	267,220	405,081	441,328
Less accumulated depreciation	(237,543)	(233,048)	(247,153)

Net	$29,677	$172,033	$194,175

NOTE 6—MARKETABLE SECURITIES AND INVESTMENTS IN AFFILIATED COMPANY

        The Company received 700,000 shares of NetRom, Inc. on June 30, 1996, as repayment of $26,563 advanced by ABCI for NetRom, Inc. and $55,200 of rent for the period from April 1993 to March 1996. These amounts were reflected as rent and were all recognized by the Company in the fiscal year ended June 30, 1996, as there was no rental agreement. The stock value attributed to rent is recorded at the estimated fair rental value of the property.

        Because the majority of the shares were "restricted" as of June 30, 1998, the investment was reported as a non-current asset labeled "Investment in affiliated company" at that date.

As of June 30, 1999, all shares are expected to be "free trading" within one year. As a result, they now qualify as marketable securities and are reported at the quoted market price at the balance sheet date and classified as "available for sale".

        During the year ended June 30, 2001, 2000, and 1999, shares of NetRom, Inc. were considered worthless and accordingly management elected to write off the investment during the year ended June 30, 1999.

        The president and the chief executive officer of ABCI is a founding shareholder of NetRom, Inc. and the president of ABCI is also chief executive officer of NetRom, Inc. and a director of both companies.

NOTE 7—INTANGIBLE ASSETS

        Intangible assets, net accumulated amortization are comprised of the following at June 30:

	Life	2001	2000	1999
Trademark	10 Years	$0	$1,766	$2,766
International Learning	5 Years	0	133	233

Total		$0	$1,899	$2,999

        Although the prototype is being amortized over 5 years, management has elected to accelerate the amortization based upon its belief the full remaining value is not recoverable due to earlier obsolesce of that particular design. The cost of prototypes developed by the Company is charged to product development expense as incurred.

        The purchased patent pending and trade name were purchased in connection with the acquisition of 4117 Investments, Ltd. (See Note 3) The 4117 Investments, Ltd. was considered worthless and, accordingly, management had written off the related intangible assets.

NOTE 8—CONVERTIBLE DEBENTURES PAYABLE

        For the year ended June 30, 2001, 2000 and 1999, the Company issued $1,354,000, $516,000 and $2,870,266, respectively, of convertible debentures bearing interest at 10 percent per annum. The debentures are convertible into one share of common stock for each dollar invested. In addition, the agreement provides that the investors will receive additional shares if there is a reverse stock split of more than 1 for 2. As of June 30, 2001, 2000 and 1999, interest of $131,489, $3,945 and 2,192, respectively, has been accrued. As of June 30, 2001, 2000 and 1999, $0, $0 and $1,172,166 of notes have been converted to common stock.

NOTE 9—LEASES

        The Company leases space for its offices, product assembly and distribution in San Diego, California. This lease had a five year term that expired in June 1999. Currently, the facility is rented under a month-to-month arrangement for $3,860 a month. In 2001, ABCI voluntarily vacated its office space in San Diego, California and maintains its office at Carlsbad, California.

        The Company had also leased space for its manufacturing facility in Seattle, Washington, calling for monthly lease payments of $2,925 per month. The Washington lease was terminated in February 1999, when the Company relocated its Washington plant to Surrey, British Columbia, Canada, where 4117 Investments, Ltd. leases 15,000 square feet of office and manufacturing space. The term of the lease is through March 1999 and calls for monthly lease payments of $7,232 CDN (approximately $5,000 USD) per month. The future minimum annual lease payments as of June 30, 1999 are $44,260 all of which is due during 1999. As discussed in Note 3, the Company lost its claims over the assets of the 4117 Investments, Ltd. Therefore, lease agreements were all terminated.

        Rent expense for the years ended June 30, 2001, 2000 and 1999 were $32,028, $49,052 and $42,466, respectively.

NOTE 10—LONG-TERM DEBT

        Long-term debt consists of the following obligations at June 30:

	2001	2000	1999
Unsecured note presently due in monthly payments of $2,500.	$79,279	$71,908	$65,371
Note payable with monthly payments of $764 with interest at 0.90 percent secured by vehicle	15,767	17,182	27,114
Note payable in monthly installments of interest only at 10 percent unsecured	95,515	86,635	80,590

Total	190,561	175,725	173,075
Less current portion	(182,546)	(167,710)	(120,522)

Long-term portion	$8,015	$8,015	$52,553

        The unsecured note was renegotiated in 1999 to be paid in monthly installments of $2,500 per month.

NOTE 11—INCOME TAXES

        As of June 30, 1999, the Company has a federal and state net operating loss carryforward of approximately $15,876,000. These losses may be of limited use to offset future taxable income of the Company. The carryforwards will expire over the next fifteen years and may be significantly limited in use as a result of changes in ownership of the Company.

	2001	2000	1999
Deferred Tax Assets:
Federal	$6,191,000	$5,682,000	$5,362,000
California	1,403,000	1,287,000	121,500

Total deferred tax asset	7,594,000	6,969,000	5,483,500
Valuation allowance	(7,594,000)	(6,969,000)	(5,483,500)

Net	$0	$0	$0

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows at June 30:

NOTE 12—FOREIGN OPERATIONS AND EXCHANGE GAINS AND LOSSES

        Operations of the Company's subsidiary, 4117 Investments, Ltd., are conducted in Canadian dollars as the functional currency. During the year ended June 30, 1999, the Company had no realized foreign currency gains or losses. (See Note 3)

NOTE 13—CONTINGENCIES—GOING CONCERN

        As reported in the financial statements, ABCI has incurred a recurring loss in excess of $15,876,000 from inception through June 30, 2001. As of that date, the Company's current liabilities exceeded its current assets by $2,449,771. These factors create uncertainty about the Company's ability to continue as a going concern. The ability of ABCI to continue as a going concern is dependent on the Company obtaining adequate capital funding to sustain overhead and produce products, achieving a significant market share for these products, and significantly improving operating systems.

        Management is constantly seeking alternative financing to raise additional capital through issuance of debenture and/or issuance of its common stock to provide additional working capital.

        The financial statements do not include any adjustments that might be necessary if ABCI is unable to continue as a going concern.

NOTE 14—STOCK OPTION PLAN

        In June 1993, ABCI adopted a Stock Option Plan (the "Plan"), for certain key employees. The Plan authorizes the Board/Committee to grant options to certain qualifying employees. The aggregate number of option shares cannot exceed 390,000. The Plan requires the employee to pay, at the time of exercise, a price not less that the fair market value of the Company's shares at the time options are first granted to the employee. The selection of recipients and number of option shares to be allocated to each recipient is within the discretion of the Board/Committee. Options granted and not exercised after 10 years will expire. As of June 30, 1999, 2000 and 2001, no options have been granted.

NOTE 15—RELATED PARTY TRANSACTIONS

        The Company was advanced various amounts from an officer and shareholder of the Company. The balance due on demand at June 30, 2000 and 1999 were $20,207 and $117,822 respectively, and did not provide interest. There was no balance due at June 30, 2001.

        The same officer/shareholder has an amount due to the corporation of $16,828 as of June 30, 2001.

NOTE 16—SUBSEQUENT EVENTS

        On July 19, 2001, American Boardsports, Inc. (ABCI), a California corporation, and OneClass Synergy Corporation (OneClass), a Delaware corporation, entered into an agreement to merge ABCI into Oneclass and in connection therewith, convert the outstanding common stock of ABCI into shares of voting common stock in a reorganization pursuant to sections 354 and 368(a) of the Internal Revenue Code of 1986, as amended.

        On August 2, 2001, OneClass amended its articles of incorporation changing its name from OneClass Synergy Corporation to ABCI Holdings, Inc.

NOTE 17—LITIGATION

        The Company (ABCI) is involved in three claims summarized as follows:

  a.
  Litigation against the Company's predecessors in interest, American Boardsports Company, Inc. (ABCI) brought by three related ABCI shareholders seeking rescission and damages in connection with stock purchases in the amount of $450,000. The claim is being defended. Liability of the Company as a successor in interest is doubtful although there cannot be assurance of the actual outcome.

  b.
  Litigation against ABCI, the Company's predecessor in interest, involving unpaid rent and associated charges in the amount of $20,904. Liability of the company is certain in this matter as a successor in interest.

  c.
  Unpaid employee withholding taxes due to Internal Revenue Service in the amount of approximately $100,000. Liability of the Company is certain in this matter as successor in interest.

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SIGNATURES
ACCOUNTANTS' COMPILATION REPORT
ABCI HOLDING, INC. CONSOLIDATED PROFORMA BALANCE SHEETS
ABCI HOLDING, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
ABCI HOLDING, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
INDEPENDENT AUDITOR'S REPORT
AMERICAN BOARDSPORTS COMPANY, INC. BALANCE SHEET JUNE 30, 2001, 2000 AND 1999
AMERICAN BOARDSPORTS COMPANY, INC. STATEMENTS OF OPERATIONS JUNE 30, 2001, 2000, AND 1999
AMERICAN BOARDSPORTS COMPANY, INC. STATEMENTS OF SHAREHOLDERS' DEFICIT JUNE 30, 2001, 2000 AND 1999
AMERICAN BOARDSPORTS COMPANY, INC. STATEMENTS OF CASH FLOWS JUNE 30, 2001, 2000, AND 1999
AMERICAN BOARDSPORTS COMPANY, INC. NOTES TO FINANCIAL STATEMENTS JUNE 30, 2001, 2000 AND 1999